Exhibit 5.1
February 21, 2023
Board of Directors
Mid Penn Bancorp, Inc.
2407 Park Drive
Harrisburg, PA 17110
Dear Board of Directors:
We are acting as counsel to Mid Penn Bancorp, Inc., a Pennsylvania corporation (the “Company”), in connection with its registration statement on Form S-4 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the proposed offering of up to 915,851 shares of common stock, par value $1.00 per share of the Company (the “Shares”), in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of December 20, 2022 (the “Merger Agreement”), by and between the Company and Brunswick Bancorp, a New Jersey corporation. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R.§ 229.601(b)(5), in connection with the Registration Statement.
For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinion hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
This opinion letter is based as to matters of law solely on the applicable provisions of the Pennsylvania Business Corporation Law of 1988, as amended. We express no opinion herein as to any other statutes, rules or regulations.
Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) effectiveness of the merger pursuant to the Merger Agreement and (iii) issuance of the Shares in accordance with the terms and conditions of the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.
This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Sincerely,

/s/ Pillar Aught LLC

4201 E. PARK CIRCLE	HARRISBURG, PA 17111	717•308•9910	PILLARAUGHT.COM